Exhibit 99.1

MARCUS & MILLICHAP, INC. REPORTS RESULTS FOR

FOURTH QUARTER AND FULL YEAR 2021

ALL-TIME RECORD QUARTERLY AND ANNUAL REVENUES AND EARNINGS PER SHARE

INITIATES SEMI-ANNUAL REGULAR DIVIDEND AND DECLARES SPECIAL DIVIDEND

CALABASAS, Calif., February 18, 2022 — (BUSINESS WIRE) — Marcus & Millichap, Inc. (the “Company”, “Marcus & Millichap”, “MMI”) (NYSE: MMI), a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services, today reported record financial results for the fourth quarter and the year ended December 31, 2021.

Fourth Quarter 2021 Highlights Compared to Fourth Quarter 2020

•	Total revenues increased by 97.9% to $495.1 million

•	Net income increased to $62.0 million, or $1.53 per common share, diluted, compared to $23.6 million, or $0.59 per common share, diluted

•	Adjusted EBITDA more than doubled to $88.2 million compared to $36.9 million

•	Brokerage commissions more than doubled to $455.5 million

•	Private Client brokerage revenue increased by 78.2% to $247.4 million

•	Middle Market and Larger Transaction brokerage revenue increased nearly threefold to $198.6 million

•	Financing fees increased by 27.5% to $34.2 million

Full Year 2021 Highlights Compared to Full Year 2020

•	Total revenues increased by 80.8% to $1.3 billion

•	Net income increased to $142.5 million, or $3.55 per common share, diluted, compared to $42.8 million, or $1.08 per common share, diluted

•	Adjusted EBITDA increased nearly threefold to $213.0 million compared to $75.7 million

•	Brokerage commissions increased by 84.9% to $1.2 billion

•	Private Client brokerage revenue increased by 64.5% to $694.0 million

•	Middle Market and Larger Transaction brokerage revenue more than doubled to $446.3 million

•	Financing fees increased by 55.5% to $109.7 million

Hessam Nadji, Marcus & Millichap’s President and CEO commented, “Record fourth quarter and full-year 2021 results were the culmination of key strategies deployed over the past few years to expand and strengthen the MMI platform, our team’s time-tested and unique ability to help investors navigate and execute effectively amid shifting market sentiment, as well as a strong market recovery. The company’s significant investment in proprietary tools and technology, elevated branding and client outreach campaigns, and key acquisitions over the past several years were direct and meaningful contributors to our results. We are pleased to have captured strong growth in our core, private client business while diversifying into larger, institutional transactions and growing our financing business.”

Mr. Nadji continued, “We believe market conditions will remain favorable for our business, notwithstanding the tide of rising interest rates, slower economic growth, and heightened geopolitical tensions. Our pipeline coming into 2022 reflects healthy growth thanks to many of the same drivers that contributed to our results in 2021 and is supported by strong capital demand for commercial real estate. The asset class is seen as an inflation hedge with compelling yields given the prospects for continued rent growth across most sectors and still-low interest rates. Our focus on supporting our sales forces’ productivity, business development, and market share growth is unwavering while we continue to pursue accretive acquisitions. MMI’s balance sheet which was further bolstered by exceptional cash flow and earnings last year, leading brand, and committed management team are key assets toward maximizing shareholder value in the coming years.”

Dividends

On February 16, 2022, the Board of Directors declared an initial semi-annual regular dividend of $0.25 per share, or approximately $10.4 million, payable on April 4, 2022 to shareholders of record as of the close of business on March 8, 2022.

In addition, the Board of Directors declared a special dividend of $1.00 per share, or approximately $41.7 million, payable on April 4, 2022, to shareholders of record at the close of business on March 8, 2022. Any and all future dividends are subject to review and approval by the Board of Directors.

Fourth Quarter 2021 Results Compared to Fourth Quarter 2020

Total revenues for the fourth quarter of 2021 reached $495.1 million, compared to $250.2 million for the same period during the prior year, increasing by 97.9%. The outperformance in total revenues was driven by increases in real estate brokerage commissions and financing fees. Real estate brokerage commissions more than doubled to $455.5 million from the same period in the prior year primarily due to the growth in overall sales volume generated by an increase in the number of investment sales transactions. This growth was partially offset by a reduction in average commission rates due to a larger proportion of closed transactions from the Larger Transaction Market segment. Financing fees increased 27.5% to $34.2 million.

Total operating expenses for the fourth quarter of 2021 were $413.2 million, an increase of 87.7% compared to $220.2 million for the same period in the prior year. The change was primarily driven by a 107.5% increase in cost of services and a 36.5% increase in selling, general and administrative expense. Cost of services as a percent of total revenues increased by 310 basis points to 67.3% compared to the same period during the prior year, primarily due to senior investment sales and financing professionals earning additional commissions as certain annual revenue thresholds were achieved earlier relative to prior years.

Selling, general and administrative expense for the fourth quarter of 2021 increased by $20.6 million to $77.0 million, compared to the same period in the prior year. The change was primarily due to increases in (i) compensation related costs, primarily driven by increases in management performance compensation due to a significant year-over-year growth in operating results; (ii) business development, marketing and other support related to the long-term retention of our sales and financing professionals; (iii) expenses related to our recent acquisitions; (iv) facilities expenses; and (v) net other expense categories, including events, travel and other related expenses.

Net income for the fourth quarter of 2021 was $62.0 million, or $1.53 per common share, diluted, compared to $23.6 million, or $0.59 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for the fourth quarter of 2021 was $88.2 million, compared to $36.9 million for the same period in the prior year.

Full Year 2021 Results Compared to Full Year 2020

Total revenues for 2021 reached $1.3 billion, compared to $716.9 million for the same period in the prior year, which represents an increase of $579.5 million, or 80.8%. Total operating expenses for 2021 were $1.1 billion, compared to $663.3 million for the same period in the prior year, which represents an increase of 66.9%. Cost of services as a percent of total revenues increased to 64.8%, up 230 basis points compared to the same period in the prior year. Net income for 2021 was $142.5 million, or $3.55 per common share, diluted, compared with net income of $42.8 million, or $1.08 per common share, diluted, for the same period in the prior year. Adjusted EBITDA for 2021 increased nearly threefold to $213.0 million, from $75.7 million for the same period in the prior year. As of December 31, 2021, the Company had 1,994 investment sales and financing professionals, a net reduction of 103 over the prior year.

Business Outlook

Notwithstanding the potential continuing impact of the COVID-19 pandemic and anticipated interest rate increases on the current macroeconomic environment, the Company believes it is well positioned to achieve long-term growth.

The Company benefits from its experienced management team, infrastructure investments, industry-leading market research and proprietary technology. The size and fragmentation of the Private Client Market segment continues to offer long-term growth opportunities through consolidation. This highly fragmented market segment consistently accounts for over 80% of all commercial property sales transactions and over 60% of the commission pool. The top 10 brokerage firms led by MMI have an estimated 23% share of this segment by transaction count.

Key factors that may influence the Company’s business during 2022 include:

•	Volatility in market sales and investor sentiment driven by:

•	Slowdown in market sales of asset types impacted by COVID-19, interest rate fluctuations, increasing bid-ask spread between buyers and sellers, and economic trends

•	Changes to investor sentiment and sales activity based on interest rates and economic initiatives which may affect real estate investor demand

•	Possible impact to investor sentiment related to potential tax law changes which may contribute to transaction acceleration and/or future fluctuations in sales and financing activity

•	Potential higher cost of services resulting from more experienced investment sales and financing professionals closing a larger share of revenue and surpassing revenue thresholds earlier in the year

•	Volatility in each of the Company’s market segments

•	Increase in costs related to in-person events, client meetings, and conferences as the economy opens further

•	Global geopolitical uncertainty, which may cause investors to refrain from transacting

•	The potential for acquisition activity and subsequent integration

Webcast and Call Information

Marcus & Millichap will host a live webcast today to discuss the results at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time. The webcast will be accessible through the Investor Relations section of Marcus & Millichap’s website at ir.marcusmillichap.com and will be archived upon completion of the call. The Company encourages use of the webcast due to potential extended wait times to access the conference call via dial-in.

For those unable to access the webcast, callers from the United States and Canada should dial 1-877-407-9208 ten minutes prior to the scheduled call time. International callers should dial 1-201-493-6784.

Replay Information

For those unable to participate during the live broadcast, a telephonic replay of the call will also be available from 1:30 p.m. Eastern Time on Friday, February 18, 2022 through 11:59 p.m. Eastern Time on Friday, March 4, 2022 by dialing 1-844-512-2921 in the United States and Canada or 1-412-317-6671 internationally and entering passcode 13726405.

About Marcus & Millichap, Inc.

Marcus & Millichap, Inc. is a leading national brokerage firm specializing in commercial real estate investment sales, financing, research and advisory services. As of December 31, 2021, the Company had 1,994 investment sales and financing professionals in 82 offices who provide investment brokerage and financing services to sellers and buyers of commercial real estate. The Company also offers market research, consulting and advisory services to our clients. Marcus & Millichap closed 13,255 transactions in 2021, with a sales volume of approximately $84.4 billion. For additional information, please visit www.MarcusMillichap.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements, including the Company’s business outlook for 2022, the potential continuing impact of the COVID-19 pandemic, the execution of our capital return program, including the initial semi-annual dividend, and expectations for market share growth. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results may be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•

uncertainties relating to the economic, operational and financial impact of the ongoing COVID-19 pandemic, including uncertainties regarding the potential impact of new variants, vaccination rates and vaccine mandates on our workforce;

•	general uncertainty in the capital markets and a worsening of economic conditions and the rate and pace of economic recovery following an economic downturn;

•	changes in our business operations;

•	market trends in the commercial real estate market or the general economy, including the impact of inflation;

•	our ability to attract and retain qualified senior executives, managers and investment sales and financing professionals;

•	the effects of increased competition on our business;

•	our ability to successfully enter new markets or increase our market share;

•	our ability to successfully expand our services and businesses and to manage any such expansions;

•	our ability to retain existing clients and develop new clients;

•	our ability to keep pace with changes in technology;

•	any business interruption or technology failure, including cyber and ransomware attacks, and any related impact on our reputation;

•	changes in interest rates, availability of capital, tax laws, employment laws or other government regulation affecting our business;

•	our ability to successfully identify, negotiate, execute and integrate accretive acquisitions; and

•	other risk factors included under “Risk Factors” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

In addition, in this release, the words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “predict,” “potential,” “should” and similar expressions, as they relate to our company, our business and our management, are intended to identify forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

Forward-looking statements speak only as of the date of this release. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements. We have not filed our Form 10-K for the year ended December 31, 2021. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time we file our Form 10-K.

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF NET AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Revenues:
Real estate brokerage commissions	$455,511	$217,120	$1,170,969	$633,164
Financing fees	34,242	26,864	109,690	70,538
Other revenues	5,381	6,230	15,781	13,204

Total revenues	495,134	250,214	1,296,440	716,906

Operating expenses:
Cost of services	333,327	160,672	840,209	447,879
Selling, general and administrative	77,007	56,413	255,154	204,514
Depreciation and amortization	2,915	3,077	11,721	10,899

Total operating expenses	413,249	220,162	1,107,084	663,292

Operating income	81,885	30,052	189,356	53,614
Other income (expense), net	1,790	2,426	4,527	6,650
Interest expense	(144)	(205)	(580)	(900)

Income before provision for income taxes	83,531	32,273	193,303	59,364
Provision for income taxes	21,529	8,651	50,833	16,526

Net income	62,002	23,622	142,470	42,838

Other comprehensive (loss) income:
Marketable debt securities, available-for-sale:
Change in net unrealized gains/losses	(839)	112	(1,554)	799
Less: reclassification adjustment for net losses included in other income (expense), net	46	2	72	34

Net change, net of tax of $(266), $40, $(505) and $286 for the three months ended December 31, 2021 and 2020, and the years ended December 31, 2021 and 2020, respectively	(793)	114	(1,482)	833
Foreign currency translation loss, net of tax of $0 for the three months ended December 31, 2021 and 2020 and the years ended December 31, 2021 and 2020, respectively	(44)	(491)	(182)	(237)

Total other comprehensive (loss) income	(837)	(377)	(1,664)	596

Comprehensive income	$61,165	$23,245	$140,806	$43,434

Earnings per share:
Basic	$1.55	$0.59	$3.57	$1.08
Diluted	$1.53	$0.59	$3.55	$1.08

Weighted average common shares outstanding:
Basic	39,977	39,715	39,888	39,642
Diluted	40,419	39,967	40,187	39,735

MARCUS & MILLICHAP, INC.

KEY OPERATING METRICS SUMMARY

(Unaudited)

Total sales volume was $34.2 billion for the three months ended December 31, 2021, encompassing 4,313 transactions consisting of $28.6 billion for real estate brokerage (3,278 transactions), $3.8 billion for financing (696 transactions) and $1.8 billion in other transactions, including consulting and advisory services (339 transactions). Total sales volume was $84.4 billion for the year ended December 31, 2021, encompassing 13,255 transactions consisting of $67.5 billion for real estate brokerage (9,652 transactions), $11.6 billion for financing (2,474 transactions) and $5.3 billion in other transactions, including consulting and advisory services (1,129 transactions). As of December 31, 2021, the Company had 1,914 investment sales professionals and 80 financing professionals. Key metrics for real estate brokerage and financing activities (excluding other transactions) are as follows:

	Three Months Ended December 31,		Year Ended December 31,
Real Estate Brokerage	2021	2020	2021	2020
Average Number of Investment Sales Professionals	1,899	1,948	1,925	1,920
Average Number of Transactions per Investment Sales Professional	1.73	1.06	5.01	3.28
Average Commission per Transaction	$138,960	$104,838	$121,319	$100,694
Average Commission Rate	1.59%	1.94%	1.73%	1.98%
Average Transaction Size (in thousands)	$8,718	$5,404	$6,994	$5,097
Total Number of Transactions	3,278	2,071	9,652	6,288
Total Sales Volume (in millions)	$28,576	$11,191	$67,507	$32,052

	Three Months Ended December 31,		Year Ended December 31,
Financing (1)	2021	2020	2021	2020
Average Number of Financing Professionals	83	87	85	86
Average Number of Transactions per Financing Professional	8.39	7.38	29.11	22.59
Average Fee per Transaction	$42,639	$38,083	$37,959	$33,747
Average Fee Rate	0.78%	0.80%	0.81%	0.85%
Average Transaction Size (in thousands)	$5,458	$4,789	$4,691	$3,948
Total Number of Transactions	696	642	2,474	1,943
Total Financing Volume (in millions)	$3,799	$3,075	$11,605	$7,672

(1)	Operating metrics exclude certain financing fees not directly associated to transactions.

The following table sets forth the number of transactions, sales volume and revenues by commercial real estate market segment for real estate brokerage:

	Three Months Ended December 31,
	2021			2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	296	$200	$9,506	295	$190	$7,906	1	$10	$1,600
Private Client Market ($1 - <$10 million)	2,439	8,700	247,404	1,570	4,908	138,830	869	3,792	108,574
Middle Market ($10 - <$20 million)	273	3,733	72,531	112	1,526	29,719	161	2,207	42,812
Larger Transaction Market (≥$20 million)	270	15,943	126,070	94	4,567	40,665	176	11,376	85,405

	3,278	$28,576	$455,511	2,071	$11,191	$217,120	1,207	$17,385	$238,391

	Year Ended December 31,
	2021			2020			Change
Real Estate Brokerage	Number	Volume	Revenues	Number	Volume	Revenues	Number	Volume	Revenues
		(in millions)	(in thousands)		(in millions)	(in thousands)		(in millions)	(in thousands)
<$1 million	1,087	$732	$30,681	944	$600	$24,456	143	$132	$6,225
Private Client Market ($1 - <$10 million)	7,300	24,339	693,996	4,773	15,115	421,767	2,527	9,224	272,229
Middle Market ($10 - <$20 million)	643	8,874	170,230	316	4,311	81,621	327	4,563	88,609
Larger Transaction Market (≥$20 million)	622	33,562	276,062	255	12,026	105,320	367	21,536	170,742

	9,652	$67,507	$1,170,969	6,288	$32,052	$633,164	3,364	$35,455	$537,805

MARCUS & MILLICHAP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except for shares and par value)

	December 31, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$382,140	$243,152
Commissions receivable, net	17,230	10,391
Prepaid expenses	13,220	10,153
Marketable debt securities, available-for-sale (includes amortized cost of $183,915 and $158,148 at December 31, 2021 and 2020, respectively, and $0 allowance for credit losses)	183,868	158,258
Advances and loans, net	6,403	2,413
Other assets	5,270	4,711

Total current assets	608,131	429,078
Property and equipment, net	23,192	23,436
Operating lease right-of-use assets, net	81,528	84,024
Marketable debt securities, available-for-sale (includes amortized cost of $111,858 and $45,181 at December 31, 2021 and 2020, respectively, and $0 allowance for credit losses)	112,610	47,773
Assets held in rabbi trust	11,508	10,295
Deferred tax assets, net	33,736	21,374
Goodwill and other intangible assets, net	48,105	52,053
Advances and loans, net	113,242	106,913
Other assets	13,146	4,176

Total assets	$1,045,198	$779,122

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and other liabilities	$24,271	$18,288
Deferred compensation and commissions	114,685	58,106
Income tax payable	17,853	3,726
Operating lease liabilities	18,973	19,190
Accrued bonuses and other employee related expenses	49,848	21,007

Total current liabilities	225,630	120,317
Deferred compensation and commissions	53,536	38,745
Operating lease liabilities	58,334	59,408
Other liabilities	11,394	13,816

Total liabilities	348,894	232,286

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares – 25,000,000; issued and outstanding shares – none at December 31, 2021 and 2020, respectively	—	—
Common stock, $0.0001 par value:
Authorized shares – 150,000,000; issued and outstanding shares – 39,692,373 and 39,401,976 at December 31, 2021 and 2020, respectively	4	4
Additional paid-in capital	121,844	113,182
Retained earnings	573,546	431,076
Accumulated other comprehensive income	910	2,574

Total stockholders’ equity	696,304	546,836

Total liabilities and stockholders’ equity	$1,045,198	$779,122

MARCUS & MILLICHAP, INC.

OTHER INFORMATION

(Unaudited)

Adjusted EBITDA Reconciliation

Adjusted EBITDA, which the Company defines as net income before (i) interest income and other, including net realized gains (losses) on marketable debt securities, available-for-sale and cash and cash equivalents, (ii) interest expense, (iii) provision for income taxes, (iv) depreciation and amortization, (v) stock-based compensation, and (vi) non-cash mortgage servicing rights (“MSRs”) activity. The Company uses Adjusted EBITDA in its business operations to evaluate the performance of its business, develop budgets and measure its performance against those budgets, among other things. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate its overall operating performance. However, Adjusted EBITDA has material limitations as a supplemental metric and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under U.S. generally accepted accounting principles (“U.S. GAAP”). The Company finds Adjusted EBITDA to be a useful management metric to assist in evaluating performance, because Adjusted EBITDA eliminates items related to capital structure, taxes and non-cash items. In light of the foregoing limitations, the Company does not rely solely on Adjusted EBITDA as a performance measure and also considers its U.S. GAAP results. Adjusted EBITDA is not a measurement of the Company’s financial performance under U.S. GAAP and should not be considered as an alternative to net income, operating income or any other measures calculated in accordance with U.S. GAAP. Because Adjusted EBITDA is not calculated in the same manner by all companies, it may not be comparable to other similarly titled measures used by other companies.

A reconciliation of the most directly comparable U.S. GAAP financial measure, net income, to Adjusted EBITDA is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net income	$62,002	$23,622	$142,470	$42,838
Adjustments:
Interest income and other (1)	(1,026)	(958)	(2,496)	(5,048)
Interest expense	144	205	580	900
Provision for income taxes	21,529	8,651	50,833	16,526
Depreciation and amortization	2,915	3,077	11,721	10,899
Stock-based compensation	2,708	2,354	10,361	9,905
Non-cash MSR activity (2)	(60)	(9)	(467)	(321)

Adjusted EBITDA(3)	$88,212	$36,942	$213,002	$75,699

(1)	Other includes net realized gains (losses) on marketable debt securities available-for-sale.
(2)	Non-cash MSR activity includes the assumption of servicing obligations.
(3)

The increase in Adjusted EBITDA for the three months ended December 31, 2021 and the year ended December 31, 2021 compared to the same periods in 2020 is primarily due to an increase in total revenues and a lower proportion of operating expenses compared to total revenues.

Glossary of Terms

•	Private Client Market segment: transactions with values from $1 million to up to but less than $10 million

•	Middle Market segment: transactions with values from $10 million to up to but less than $20 million

•	Larger Transaction Market segment (previously Institutional Market segment): transactions with values of $20 million and above

•	Acquisitions: acquisitions of teams and/or acquisitions as business combinations under accounting standards

Certain Adjusted Metrics

Real Estate Brokerage

During the three months ended and the year ended December 31, 2021, we closed a large portfolio of transactions in our real estate brokerage business in excess of $300 million. Following are actual and as adjusted metrics excluding these transactions:

	Three Months Ended December 31, 2021		Year Ended December 31, 2021
	(actual)	(as adjusted)	(actual)	(as adjusted)
Total Sales Volume Increase	155.4%	135.8%	110.6%	101.8%
Average Commission Rate Reduction	(17.8)%	(12.4)%	(12.6)%	(9.1)%
Average Transaction Size Increase	61.3%	49.1%	37.2%	31.6%

Investor Relations Contact:

Investor Relations

InvestorRelations@marcusmillichap.com